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                                       Exhibit 23



The Board of Directors
Unitog Company:


We consent to incorporation by reference in the registration statements on Form S-8 of Unitog Company (filing No. 33 - 48632, No. 33 - 48633 and No. 033-60303)
of our report dated March 15, 1996, relating to the consolidated balance sheets of Unitog Company and subsidiaries as of January 28, 1996 and January 29, 1995 and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended January 28, 1996, which report appears in the January 28, 1996 annual report on Form 10-K of Unitog Company.



Kansas City, Missouri                  KPMG PEAT MARWICK LLP
April 22, 1996